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                         ASSIGNMENT AND ASSUMPTION AGREEMENT


         For value received, Keebler Company ("Keebler") assigns to The
O'Boisie Corporation (the "Assignee") all Keebler's rights under all the contracts listed on Exhibit I to this document, and all Keebler's rights under all other contracts included in the Purchased Assets and Assumed Obligations as such terms are defined in a Snack Assets Purchase Agreement (the "Agreement") dated November 18, 1995, as amended to the date hereof, among Keebler and Kelly Food Products, Inc. (the contracts listed on Exhibit I and the other contracts included in the Purchased Assets and Assumed Obligations together being the "Assigned Contracts"), and the Assignee assumes and agrees to fulfill all the obligations (the "Assumed Obligations") of Keebler under all the Assigned Contracts which have not been fulfilled prior to the date of this document, except for any obligation of Keebler under any such contract to the extent that
(i) such obligation arises from or relates to any breach of such contract occurring prior to the date of this document, is unlawful, is the subject of litigation which is pending at the date of this document (but only to the extent of the matter in dispute in the litigation) or, if it arises under a written agreement, is not reasonably discernable from that agreement or (ii) the existence of such obligation was required to be disclosed pursuant to the terms of the Agreement but was not so disclosed.

         Keebler indemnifies the Assignee against, and agrees to hold the Assignee harmless from, all losses, liabilities, damages, claims, causes of action and expenses (including, but not limited to reasonable fees and expenses of counsel and expenses of investigation) incurred by the Assignee directly or indirectly because of any obligations of Keebler other than the Assumed Obligations.


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         The Assignee indemnifies Keebler against, and agrees to hold Keebler harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred by Keebler directly or indirectly because of the failure of the Assignee to fulfill in any respect any Assumed Obligations.

         Keebler and the Assignee each agrees that any action or proceeding relating to this document, including the assignment of the Assigned Contracts and assumption of the Assumed Obligations effected by this document and the indemnifications contained in this document, may be brought in any Federal or state court sitting in the State of Illinois in the United States of America and each of them (i) consents to the jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to have the venue of any such action or proceeding changed because of inconvenience of the forum or otherwise (except that nothing in this document will prevent a party from removing an action from a state court sitting in the State of Delaware to a Federal court sitting in that state), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

         This document and the agreements contained in it will be governed by, and construed under, the laws of the State of Illinois in the United States of America relating to contracts made and to be performed in that state.

         This document and the agreements contained in it may be amended only by a document in writing signed by both Keebler and the Assignee (except that, if the obligations under this document are assumed by UB Investments plc after that assumption occurs, this document and the agreements contained in it may be amended only by a document in writing signed by both Keebler and UB Investments plc).


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         IN WITNESS WHEREOF, Keebler and the Assignee have signed this
document, intending to be legally bound by it, on           , 1996.


                                            KEEBLER COMPANY

                                            By:
                                                 ------------------------

                                            Title:
                                                    --------------------


                                            THE O'BOISIE CORPORATION

                                            By:
                                                 ------------------------

                                            Title:
                                                    --------------------

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                                      EXHIBIT I


    A. All Active and Operating Contracts relating to the Bluffton Plant and operation of the business in geographic area Nos. 105, 294 and 285* as set out in Exhibit 1.2 (1)(A);

    B. Retail, Wholesale and Department Store Union, AFL-CIO, Local No. 835. Contract dated 1/1/95-12/31/97;

    C. Teamsters, Chauffeurs, Warehousemen and Helpers, Local Union No. 414. Contract dated 5/30/93-11/9/96;

    D. The Mini-Warehouse Agreements as described on Exhibit 3.1-I relating to the operation of the business in geographic areas Nos. 105, 294 and 285*;

    E. The contractual commitments for remainder 1995 salty snack shelf space relating to geographic are Nos. 105, 294 and 285* as set forth in
         Exhibit 1.2 (1)(B);

    F. The contractual commitments for remainder 1995 Salty Snack Trade Promotions and Marketing Programs relating to geographic area Nos. 105, 294 and 285* as described in Exhibit 1.2 (1)(C);

    G. The contractual commitments for Raw Materials, Packaging, and Purchased Products relating to the Purchased Assets as set forth in
         Exhibit 1.2 (1)(D);

    H. Any computer hardware and software leasing agreements relating to the Purchased Assets;

    I. A month to month lease agreement with L & M Associates for the lease of warehouse facilities for the purposes of equipment storage at (i) 2675 S. State Rd. 1 at a monthly rent of $800 and (ii) 2704 S. State Road 1 at a monthly rent of $500 per month.

    J. Patent License Agreement dated September 28, 1995 between United Biscuits (UK) Ltd. and Keebler Company.

*   GEOGRAPHIC AREA NOS. 105, 294, AND 285 INCLUDE THE FOLLOWING STATES:
    MINNESOTA, WISCONSIN, ILLINOIS, IOWA, NEBRASKA, MISSOURI, KENTUCKY, TENNESSEE, INDIANA, OHIO, MICHIGAN AND KANSAS.